Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 25, 2025, by and among Inflection Point Holdings III LLC, a Delaware limited liability company (the “Sponsor”), Inflection Point Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Air Water Venture Holdings Limited, a Cayman Islands exempted company (the “Company”), and Air Water Ventures Limited, a Cayman Islands exempted company (“Pubco”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 8,433,000 of SPAC’s Class B Ordinary Shares, par value $0.0001 per share (the “SPAC Class B Ordinary Shares”) and (ii) 500,000 private placement units, each consisting of one of SPAC’s Class A Ordinary Shares, par value $0.0001 per share (the “SPAC Class A Ordinary Shares” and, together with the SPAC Class B Ordinary Shares, the “SPAC Shares”) and one right to receive one-tenth (1/10) of one SPAC Class A Ordinary Share, subject to adjustment, upon the closing of SPAC’s initial business combination (all such securities or other equity securities, together with any classes of the SPAC’s ordinary shares, units, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Sponsor during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, Pubco and IPCX Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into Pubco (the “First Merger”), as a result of which (a) Pubco shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share, including the SPAC Class A Ordinary Shares issuable in settlement of the SPAC Rights, immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SPAC Per Share Merger Consideration subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) at least one Business Day following the First Merger, the Company will be merged into Merger Sub (the “Second Merger”, and together with the First Merger, the “Mergers”), as a result of which (a) Merger Sub shall continue as the surviving entity and as a wholly owned subsidiary of Pubco, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company RSU immediately prior to the Second Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and Exchanged RSUs, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Interim Period Lock-Up Provisions.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Sponsor shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities owned by Sponsor, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Sponsor Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by Sponsor or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of the SPAC, the Company, Pubco or the Sponsor, (B) any Affiliates or family members of the officers or directors of SPAC, the Company, Pubco or the Sponsor, or (C) any direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between the Sponsor, SPAC and the Company, or (vi) to SPAC, the Company, Pubco or the Sponsor; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and Pubco agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve Sponsor or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.2 New Shares. In the event that (a) any Subject Securities are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Subject Securities after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Subject Securities after the date of this Sponsor Agreement (such SPAC Shares, SPAC Rights or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall constitute Subject Securities and be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Subject Securities owned by Sponsor as of the date hereof.

Section 1.3 Binding Effect of the Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.16 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.4 Waiver of Anti-Dilution Provision. Subject to, and conditioned upon, the Closing, Sponsor hereby irrevocably relinquishes and waives, and agrees not to assert or perfect, to the fullest extent permitted by Law and the SPAC’s Organizational Documents, any and all rights Sponsor has or will have to any adjustment or anti-dilution protections that arise in connection with the Transactions (including, for the avoidance of doubt, but not limited to, any rights pursuant to Section 17.3 of the SPAC Charter).

Section 1.5 Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.6 Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to the Company (a) a duly executed copy of the New Registration Rights Agreement substantially in the form attached as Exhibit I to the Business Combination Agreement and (b) a duly executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit J-2 to the Business Combination Agreement.

Section 1.7 Sponsor Agreements.

(a) At any meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (including any action by written resolution), Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other SPAC Shares that Sponsor has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Sponsor’s Subject Securities or SPAC Shares:

(i) in favor of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date on which such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the First Merger, (B) constitute or lead to an Alternative Transaction for SPAC, (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, (E) amend the SPAC’s Organizational Documents (including the SPAC Charter) (other than, for the avoidance of doubt, any amendment to SPAC’s Organizational Documents in connection with an Extension), including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, SPAC or (G) result in a change in the business of SPAC or any change in the management or SPAC Board (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Shareholder Approval Matters).

Sponsor hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of April 24, 2025, by and among Sponsor, SPAC and the other parties thereto (the “Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any SPAC Shares owned by Sponsor in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, Sponsor shall not redeem, elect to redeem or tender or submit for redemption any Subject Securities pursuant to or in connection with the Redemption Rights or otherwise.

(c) Solely to the extent that Sponsor fails to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, Sponsor hereby irrevocably appoints, as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of SPAC, and to execute and deliver any action by written consent of the shareholders of SPAC in lieu of any such meeting with respect to, all of the Subject Securities that Sponsor is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Sponsor acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Sponsor Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Sponsor agrees that the foregoing proxy and power of attorney shall, during the term of this Sponsor Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by Sponsor with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of Sponsor hereunder shall be automatically revoked upon the Expiration Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of Sponsor and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

(d) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, Sponsor shall not modify or amend any contract between or among Sponsor or any Affiliate of Sponsor (other than SPAC or any of its subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

Section 1.8 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Sponsor agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for Sponsor to provide an effective grant of proxy pursuant to the SPAC’s Charter (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Sponsor Agreement.

Section 1.9 No Inconsistent Agreement. Sponsor hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Sponsor shall not liquidate or dissolve.

Article II

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the SPAC’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only equity securities in SPAC owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Subject Securities held by Sponsor are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Sponsor has full voting power with respect to the Subject Securities held by Sponsor. Other than the Subject Securities held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for equity securities of SPAC. The Subject Securities held by constitute all of the Subject Securities beneficially owned by the Sponsor as of the date of this Sponsor Agreement.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement or (iii) conflict with or violate any material Contract to which Sponsor is party or Law.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sponsor’s ability to consummate the Transactions or perform its obligations under this Agreement or the Business Combination Agreement.

(e) Brokerage Fees. Except as described on Schedule 4.17 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or SPAC’s initial public offering based upon arrangements made by or on behalf of Sponsor or any of its Affiliates, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth in Section 4.15 of the Business Combination Agreement and disclosed in the prospectus, dated April 24, 2025, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(g) Information Supplied. None of the information supplied or to be supplied by Sponsor or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 8-K, quarterly report on Form 10-Q, annual report on Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) in the Registration Statement or (iii) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h) Acknowledgment. Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Sponsor Agreement executed by Sponsor, SPAC and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SPONSOR AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by Sponsor or, prior to the Closing, SPAC or Pubco) or Sponsor (with respect to an Assignment by the Company or, after the Closing, SPAC or Pubco). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Sponsor Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5 Specific Performance. The terms of Section 13.6 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6 Amendment; Waiver. The terms of Section 13.8 and Section 13.9 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7 Severability. The terms of Section 13.7 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8 Notices. The terms of Section 13.1 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis, which notices hereunder addressed as follows:

If to SPAC at or prior to the Closing, or to Sponsor:

Inflection Point Holdings III LLC

167 Madison Avenue Suite 205 #1017

New York, New York 10016

Attention: Michael Blitzer
Email:

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Joel Rubinstein

Email: joel.rubinstein@whitecase.com

and

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention: Jason A. Rocha

Email: Jason.rocha@whitecase.com

If to the Company or Pubco or, following the Closing, SPAC:

Air Water Ventures Ltd

Unit 3, Kizad KLP FZ, Kizad

Abu Dhabi, UAE

PO Box 109214

Attention:
Email:

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: Russell Franklin

Email: russell.franklin@morganlewis.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.11 Confidentiality. Sponsor agrees to be bound by and subject to Section 7.1(b) and Section 7.1(d) each of the Business Combination Agreement to the same extent such provisions apply to SPAC, mutatis mutandis, as if Sponsor were directly a party thereto for purposes thereof.

Section 3.12 Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.13 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Subject Securities (or the Pubco Ordinary Shares to which they convert), the nature of the Sponsor’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.14 Release; No Recourse. Effective as of the Closing, Sponsor hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliates and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis (with Sponsor being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.15 Entire Agreement. This Sponsor Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Sponsor Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, Sponsor, SPAC, Pubco and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

INFLECTION POINT HOLDINGS III LLC

By:	/s/ Michael Blitzer
Name: Michael Blitzer
Title: Chief Investment Officer

SPAC:

INFLECTION POINT ACQUISITION CORP. III

By:	/s/ Michael Blitzer
Name: Michael Blitzer
Title: Chief Executive Officer

PUBCO:

AIR WATER VENTURES LIMITED

By:	/s/ Andrea Mollica
Name: Andrea Mollica
Title: Director

COMPANY:

AIR WATER VENTURES LTD

By:	/s/ Andrea Mollica
Name: Andrea Mollica
Title: Director